Exhibit 10.2

Remora Capital Management, LLC
3200 West End Avenue, Suite 500
Nashville, TN 37203

September 5, 2025

KAPC Manager, L.P.

717 Texas Avenue, 22nd Floor

Houston, Texas 77002

Attention: Paul Blank

RE:	Amendment No. 1 to the Investment Management Agreement

Dear Mr. Blank:

This Amendment No. 1 (the “Amendment”) to the Investment Management Agreement, dated as of April 24, 2024 (the “Agreement”), by and between Remora Capital Management, LLC (the “Company”), a Delaware limited liability company, and KAPC Manager, L.P. (the “Investment Manager”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, the Company serves as the investment manager to the Funds and intends to serve as investment manager to Remora Capital Corporation (the “BDC”), a Maryland corporation that intends to elect to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, immediately prior to the BDC’s election to be regulated as a business development company under the 1940 Act, the Funds intend to merge with and into the BDC, with the BDC as the surviving company (the “Mergers”);

WHEREAS, this Amendment and the Agreement have been approved in accordance with the provisions of the 1940 Act, and the Investment Manager is willing to furnish such services upon the terms and conditions as set forth in the Agreement and this Amendment; and

WHEREAS, the Company and the Investment Manager are parties to the Agreement and desire to amend and assign the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Parties. Concurrent with the Mergers and the BDC’s election to be regulated as a business development company under the 1940 Act, the parties hereby agree that:

(a)	the term “Funds” in the Agreement will be revised and replaced to mean the BDC.

(b)	Pursuant to Section 7 of the Agreement, the Agreement shall be assigned to Kayne Anderson Capital Advisors, L.P., an investment adviser that is registered under the Investment Advisers Act of 1940, as amended, and Kayne Anderson Capital Advisors, L.P shall serve as the Investment Manager under the Agreement.

2.	Termination of Agreement. Section 8 of the Agreement is hereby amended and restated and replaced in its entirety as follows:

(a)	The Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, (i) by the vote of a majority of the outstanding voting securities of the BDC, (ii) by the vote of the BDC’s Board of Directors, or (iii) by the Investment Manager. The provisions of Section 8 of the Agreement shall remain in full force and effect, and the Investment Manager shall remain entitled to the benefits thereof, notwithstanding any termination of the Agreement. Further, notwithstanding the termination or expiration of the Agreement as aforesaid, the Investment Manager shall (x) be entitled to any amounts owed under Section 5 through the date of termination or expiration and Section 8 shall continue in force and effect and apply to the Investment Manager and its representatives as and to the extent applicable and (y) remain agent and attorney-in-fact as provided for in Section 2(d) with respect to existing Portfolio Investments, except that the Investment Manager may not regularly furnish advice to the BDC with respect to the desirability of investing in, purchasing or selling securities or other property, and shall not be empowered to determine what securities or other property shall be purchased or sold by the BDC.

(b)	The Agreement shall continue in effect for two years from the date hereof and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Board of Directors of the BDC, or by the vote of a majority of the outstanding voting securities of the BDC and (B) the vote of a majority of the members of the BDC’s Board of Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party, in accordance with the requirements of the 1940 Act.

(c)	The Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act).

3.	Indemnification. Section 10(a) of the Agreement is hereby amended and restated and replaced in its entirety as follows:

(a)	The Investment Manager and its officers, directors and employees, acting in good faith shall not be liable for, and shall be reimbursed and indemnified for, all losses, damages, costs, expenses (including reasonable attorneys’ fees), liabilities, claims and demands, for any action, omission, information or recommendation in connection with this Agreement, except in the case of the Investment Manager’s, officer’s, director’s, or employee’s willful misfeasance, bad faith, or gross negligence in the performance of the Investment Manager’s duties or by reason of the reckless disregard of the Investment Manager’s duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder). Notwithstanding any of the foregoing to the contrary, the provisions of this Section 10 shall not be construed so as to provide for the exculpation of the Investment Manager or the indemnified party for any liability (including liability under Federal securities laws that, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 10 to the fullest extent permitted by law.

4.	Effect of Amendment. Except as expressly amended by this Amendment, the provisions of the Agreement shall remain in full force and effect.

5.	Governing Law. This Amendment and the Agreement shall be governed by and construed in accordance with the laws of Delaware. In the event of the institution of any action, suit or proceeding, each of the parties hereto hereby consents to the exclusive jurisdiction and venue of the courts located in the State of Delaware.

6.	Amendment of this Amendment and the Agreement. This Amendment and the Agreement may be amended by mutual consent, but the consent of the BDC must be obtained in conformity with the requirements of the 1940 Act.

7.	Miscellaneous. The captions in this Amendment are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Amendment shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Amendment shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

(b)	Counterparts. This Amendment may be executed and delivered in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Remainder of page intentionally left blank; signature page follows]

Sincerely,

Remora Capital Management, LLC

/s/ Daniel Mafrice
Name: Daniel Mafrice
Title: Chief Executive Officer

Accepted and agreed:

KACP Manager, L.P.

By: Kayne Anderson Capital Advisors, L.P., its general partner

/s/ Paul Blank
Name: Paul Blank
Title: Paul Blank

Kayne Anderson Capital Advisors, L.P.

/s/ Paul Blank
Name: Paul Blank
Title: Paul Blank

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